Exhibit 99.5

WITH RESPECT TO THE ANNOUNCEMENT OF THE ESTABLISHMENT OF A JOINT HOLDING COMPANY BY SHARE TRANSFER.

This exchange offer or business combination is made for the securities of a foreign company.  The exchange offer or business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This exchange offer or business combination is made for the securities of a foreign company.  The exchange offer or business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

Notes to Financial Statements

Figures have been rounded down to the nearest million yen.

Significant accounting policies

1.              Evaluation standard regarding assets/liabilities and recording standards regarding trading income/expenses Trading transactions intended to take advantage of short-term fluctuations and arbitrage opportunities in interest rates, currency exchange rates, market prices of securities, and related indices (“Trading Purposes”) are recognized on a trade-date basis and recorded in the “Trading assets” or “Trading liabilities” items of the balance sheet. Income and expenses generated on the relevant trading transactions are recorded in the “Trading income” or “Trading expenses” items of the income statement.

Securities and other monetary claims held for the Trading Purposes are stated at fair value as at the balance sheet date. Derivative financial products, such as swaps, forward contracts, and option transactions are stated at their fair values, assuming that such transactions were terminated and settled as at the balance sheet date.

“Trading income” and “Trading expenses” include the interest received and interest paid during the fiscal year, the gains or losses resulting from any change in the value of securities, and other monetary claims between the beginning and the end of the fiscal year and the gains and losses resulting from any change in the value of financial derivatives between the beginning and the end of the fiscal year, assuming they were settled as at the end of the fiscal year.

2.              Evaluation standard and evaluation method for securities

(1)              “Held-to-maturity debt securities” are stated at amortized cost (straight-line amortization) as determined by the moving average method.  Stocks of subsidiaries or affiliated companies are stated at cost as determined by the moving average method.  “Available-for-sale securities” with market quotations are basically stated at the market prices prevailing on the balance sheet date (The cost of sales of such securities is principally determined by the moving average method.).  “Available-for-sale securities,” the market quotations for which cannot be reliably determined, are stated at cost as determined by the moving average method.

Valuation difference on available-for-sale securities are recognized directly into net assets in full.

(2)              Securities included in money held in trusts managed separately, the primary objective of which is to invest, are stated at fair value.

3.              Evaluation standard and evaluation method for derivativesDerivatives other than those for the Trading Purposes are stated at fair value.

4.              Depreciation of fixed assets and intangible assets

(1)              Fixed assets (excluding leased assets)

Depreciation of fixed assets is computed using the declining-balance method, while the straight-line method is applied to buildings (excluding accompanying facilities) acquired after April 1, 1998.

The useful lives of tangible fixed assets are principally as follows:

Buildings: 20 to 50 years

Other fixed assets: 5 to 20 years

(2)              Intangible assets (excluding leased assets)

Depreciation of intangible assets is computed using the straight-line method. Costs of computer software obtained for internal use are amortized over the estimated useful lives of five years.

(3)              Leased assets

Depreciation of leased assets included in “Fixed assets” and “Intangible fixed assets” relating to finance lease transactions not involving the transfer of ownership is computed using the straight-line method over the lease period (deemed as the useful life).  Regarding residual value, the amount where there is a residual value guarantee in the lease agreement will be deemed as the residual guarantee amount, and the rest will be set at zero.

5.                  Translation of foreign-currency-denominated assets and liabilities into Japanese yen

Assets and liabilities denominated in foreign currencies are translated into Japanese yen at the exchange rates prevailing as at the date of the balance sheet.

6.              Recording standard regarding reserves

(1)              Reserve for possible loan losses

“Reserve for possible loan losses” is recorded in accordance with the prescribed internal write-off and provision standards as described below:

The reserve for claims on borrowers who are actually subject to legal bankruptcy proceedings, such as bankruptcy proceedings or special liquidations (“Bankrupt Borrowers”) and those who are virtually subject to bankruptcy proceedings (“Virtually Bankrupt Borrowers”), is provided based on the carrying amount after direct charge-off as stated below and after deduction of the amount expected to be collected through the disposal of collateral or through the execution of guarantees.  The reserve for claims on borrowers who are not currently bankrupt, but are likely to become bankrupt is provided based on the amount considered necessary, taking into account the overall solvency assessment of each borrower after deduction of the amount expected to be collected through the disposition of collateral or through the execution of guarantees.  The reserve for claims on borrowers other than the above is provided based on the loan-loss rates calculated using the actual historical loss experience during a certain period in the past.

With respect to the claims on the Bankrupt Borrowers or the Virtually Bankrupt Borrowers with collateral or guarantees, the estimated uncollectible amount, which is computed by deducting the assessed amount of collateral and the amount expected to be collected through the execution of guarantees, has been directly charged off against claims.  The charge-off amounted to 2,158 million yen.

All claims are assessed by the sales-related divisions based on the internal rules for the self-assessment of assets.  The asset examination division, which is independent from the sales-related divisions, examines these self-assessments.

(2)              Reserve for directors’ bonuses

To provide for the payment of bonuses to officers (including executive officers), a “Reserve for directors’ bonuses” is provided in the estimated amount of bonuses to be paid to such officers, which is attributable to the fiscal year.

(3)              Reserve for retirement benefits

To provide for the payment of employee retirement benefits, a necessary amount of “Reserve for retirement benefits” is provided based on the projected retirement benefit obligations and pension assets as at the end of the fiscal year.  To calculate employees’ retirement benefit obligations, the Bank applies the benefit formula to the projected amount of employees’ retirement benefits to a period until the fiscal year.  Treatment of past-service costs and net actuarial gains or losses are as follows:

Past-service costs:

Past-service costs are amortized using the straight-line method over a certain number of years (10 years) within the average remaining service lives for employees in the fiscal year in which the difference is incurred.

Net actuarial gains or losses:

Net actuarial gains or losses are amortized in a proportional amount using the straight-line method over a certain number of years (10 years) within the average remaining service lives for employees from the fiscal year following the respective fiscal year in which the difference is incurred.

(4)              Reserve for contingent losses

Under the joint responsibility system with governmental credit guarantee organizations, a “Reserve for contingent losses” is provided for possible future payments to such organizations in an amount deemed necessary on estimated losses in the future.

(5)              Reserve for reimbursement of deposits

A “Reserve for reimbursement of deposits” is provided to cover the possible losses on future withdrawals of inactive deposits, which have been derecognized as liabilities and recognized as income, in an amount deemed necessary based on historical repayment experience and other factors.

7.              Accounting method regarding leased transactions

Finance lease transactions not involving the transfer of ownership, whose lease transactions commencement day belongs to the fiscal year commencing prior to April 1, 2008, are carried out pursuant to the accounting for ordinary lease transactions.

8.              Hedge accounting method

(1)              Hedge of interest rate risks

The Bank applies deferral hedge accounting to hedges of interest rate risk associated with financial assets and liabilities in accordance with the “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry” (Industry Audit Committee Report No. 24 issued by the Japanese Institute of Certified Public Accountants; (“JICPA Industry Audit Committee Report No. 24”)).

Exceptional treatment for interest rate swaps is adopted for certain assets and liabilities.

(2)              Hedge of foreign currency exchange risks When accounting for interest rate risk hedges for foreign-currency-denominated financial assets and liabilities, the Bank applies deferred hedge accounting as stipulated in the “Treatment of Accounting and Auditing concerning Accounting for Foreign Currency Transactions in the Banking Industry” (Industry Audit Committee Report No. 25 issued by the Japanese Institute of Certified Public Accountants). The Bank assesses the effectiveness of hedging instruments executed for reducing the risk of changes in currency exchange rates with currency swaps or foreign exchange swaps by verifying that there exist foreign currency positions for the hedging instruments which correspond to the foreign currency monetary assets and liabilities to be hedged.

9.              Consumption taxes

Transactions subject to consumption tax and municipal consumption tax (collectively, “Consumption Taxes”) are recorded exclusive of Consumption Taxes; provided, however, that nondeductible Consumption Taxes arising on tangible fixed assets are recorded as expenses for such fiscal year.

Change in Accounting Policies

(Application of “Accounting Standards for Retirement Benefits”)

From this fiscal year, the Bank has applied the “Accounting Standards for Retirement Benefits” (ASBJ Statement No. 26 of May 17, 2012) and the “Guidance on Accounting Standards for Retirement Benefits” (ASBJ Guidance No. 25 of March 26, 2015) in line with the provisions specified in the main text of Paragraph 35 of the Accounting Standards for Retirement Benefits and the main text of Paragraph 67 of the Guidance on Accounting Standards for Retirement Benefits.  The Bank has reviewed the calculation methods for retirement benefit obligations and service costs and switched from straight-line attribution to benefit formula for the period attribution for projected pension obligations.  In addition, the Bank has changed the method for determining the discount rate from a method based on the number of years that is an approximation of the average remaining service lives for employees with regard to the term of claims serving as a basis for determination of the discount rate to a method using a single weighted-average discount rate which reflects the expected period of payment of retirement benefits and the amount of retirement benefits for each expected period of payment.

With regard to the application of retirement benefit accounting standards, in accordance with the transitional provisions in Paragraph 37 of the Accounting Standard for Retirement Benefits, at the beginning of the fiscal year, the Bank adjusted its retained earnings to reflect the impact from changes to calculation methods for retirement benefit obligations and service costs.

As a result, at the beginning of the fiscal year, the “Reserve for retirement benefits” increased by 693 million yen, “Prepaid pension cost” increased by 171 million yen, and “Retained earnings” decreased by 337 million yen.

The effects of the factors mentioned above on income/losses for the fiscal year were insignificant.

Notes

(Notes to Balance Sheet)

1.              Total amount of stock and investments in affiliated companies: 5,122 million yen

2.              Among loans, bankruptcy loans are 498 million yen and past due loans are 44,273 million yen.

Bankruptcy loans mean nonaccrual loans which have no prospects for recovery or repayment of principal or interest due to such reasons as payment of principal or interest not having been received for a substantial period of time (excluding loans written-off (“Non-Accrual Loans”)) and for which circumstances apply as stipulated in Article 96, Paragraph 1, Item (iii), (a) through (e) or Article 96, Paragraph 1, Item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965).

Past due loans mean Non-Accrual Loans other than (i) bankruptcy loans and (ii) loans for which payments of interest are deferred in order to assist or facilitate the restructuring of borrowers in financial difficulties.

3.              Among loans, loans past due for three months or more are 22 million yen.

Loans past due for three months or more mean loans for which payments of principal or interest are delinquent by three months or more, as calculated from the day following the contracted payment date; bankruptcy loans or past due loans are not included.

4.              Among loans, restructured loans are 15,976 million yen.

Restructured loans mean loans on which contracts have been amended in favor of borrowers (e.g., reduction of or exemption from stated interest, deferral of interest payments, extension of maturity dates, and renunciation of claims) in order to assist or facilitate the restructuring of borrowers in financial difficulties; bankruptcy loans, past due loans, or loans past due for three months or more are not included.

5.              The total amount of bankruptcy loans, past due loans, loans past due for three months or more, and restructured loans is 60,771 million yen.

The amounts of loans stated in items 2 through 5 above are the amounts before deducting the amount of the “Reserve for possible loan losses” therefrom.

6.              “Bills discounted” are accounted for as financing transactions in accordance with JICPA Industry Audit Committee Report No. 24.  As for commercial bills discounted and foreign exchange bought which have been accepted due to the foregoing, the Bank is entitled to sell or repledge such bills without restriction and the total face value of such bills is 12,175 million yen.

7.              Assets pledged as collateral were as follows:

(Unit: Million yen)

Assets pledged as collateral:
Securities	153,121
Liabilities related to assets pledged:
Deposits	34,236
Payables under securities lending transactions	74,894
Borrowed money	42,403

In addition, securities totaling 127,421 million yen were pledged as collateral for settlement of exchange.

Guarantee deposits of 363 million yen are included in “Other assets.”

8.              Commitment line agreements relating to overdrafts and loans represent agreements to allow customers to extend overdrafts or loans up to agreed amounts at the customer’s request as long as no violation against the conditions of the agreements exists. Unused commitment lines under such agreements were 629,981 million yen.  Among these, commitment line agreements whose original maturity is within one year or for which the Bank can cancel at any time without any penalty amount to 604,250 million yen.

The amount of unexercised commitment lines does not necessarily affect the future cash flows of the Bank because most such agreements are terminated without being exercised.  Most of these agreements have provisions which stipulate that the Bank may deny extensions of loans or decrease the commitment line when there are certain changes in financial markets, certain issues in securing loans, or other reasonable circumstances.  Upon providing such commitments, the Bank requests collateral in the form of real property or securities as deemed necessary.  In addition, the Bank monitors the financial condition of customers in accordance with its preestablished internal rules on a regular basis (semiannually) and takes necessary measures, including revisiting the terms of commitments and other means, in order to prevent credit losses.

9.              Pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998), the Bank has revalued the land used for business purposes.  Among the differences incurred from such revaluation, the amount equivalent to tax regarding the revaluation difference is accounted for in “Liabilities” as “Deferred tax liabilities related to land revaluation,” while the revaluation difference net of these deferred tax liabilities is accounted for in “Net Assets” as “Revaluation reserve for land.”

Date of revaluation: March 31, 1999.

Revaluation method stipulated in Article 3, Paragraph 3 of the Act on Revaluation of Land:

The revaluation value was calculated by making reasonable adjustments to the price registered in the land tax ledger as stipulated in Article 2, Item 3 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998).

Difference between the total fair value as at the end of the fiscal year of the land used for business purposes that is subject to revaluation pursuant to Article 10 of the Act on Revaluation of Land and the total carrying amount of the land after such revaluation: 11,674 million yen.

10.       Aggregate amount of accumulated depreciation of fixed assets: 34,764 million yen.

11.       Aggregate of advanced depreciation of fixed assets: 3,487 million yen.

12.       Among the “Corporate bonds” in “Securities,” the Bank’s guarantee obligations on corporate bonds through private placement of securities (as specified in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) amount to 6,762 million yen.

13.       Total monetary claims toward directors and auditors due to transactions between directors and auditors: 5 million yen.

14.       Total monetary obligations toward directors and auditors due to transactions between directors and auditors: 167 million yen.

15.       In addition to the fixed assets recorded in the balance sheet, some of the automatic teller machines are used pursuant to the agreement on finance lease transactions not involving the transfer of ownership.

16.       Total monetary claims toward affiliates: 22,402 million yen.

17.       Total monetary obligations toward affiliates: 4,719 million yen.

18.       Payment of dividends from surplus is subject to restriction pursuant to the provision of Article 18 of the Banking Act.

Notwithstanding the provisions of Article 445(4) (Amounts of Stated Capital and Amounts of Reserves) of the Companies Act, in the case where the Bank pays dividends from surplus, the Bank records an amount equivalent to one-fifth of the amount of the deduction from surplus as a result of the payment of such dividends of surplus as capital reserves or retained earnings reserves.

In the fiscal year, as the amount of its retained earnings reserves has reached the amount of its stated capital, the Bank has not recorded retained earnings reserves or capital reserves.

(Statement of Income)

Revenue from transactions with affiliated companies

Total revenue from asset management transactions: 131 million yen.

Total revenue from service transactions, etc.: 93 million yen.

Total revenue from other operations and other ordinary transactions: 60 million yen.

Expenses from transactions with affiliated companies

Total expenses from asset management transactions: 0 million yen.

Total expenses from service transactions, etc.: 566 million yen.

Total expenses from other operations and other ordinary transactions: 2,415 million yen.

(Statement of Changes in Equity)

Class and total number of Treasury stock

			(Unit: Thousand shares)

	Number of stocks as at the beginning of the fiscal year	Increase in number of stocks during the fiscal year	Decrease in number of stocks during the fiscal year	Number of stocks as at the end of the fiscal year	Remarks
Treasury stock
Common stock	228	36	0	264	(Note)

(Note) Increase in number of stocks due to purchases of stocks less than one unit and decrease in number of stocks due to requests for additional purchases of stocks less than one unit.

(Securities)

In addition to “Japanese government bonds,” “Municipal government bonds,” “Corporate bonds,” “Equity securities,” and “Available-for-sale securities” which are reported in the balance sheet, “Trading account securities” are also reported.

1.              Trading securities (as of March 31, 2015)

(Unit: Million yen)

Valuation difference credited to income
Trading securities	1

2.              Held-to-maturity debt securities (as of March 31, 2015)

			(Unit: Million yen)

	Type	Carrying amount	Fair value	Difference
Securities with fair value exceeding carrying amount	Japanese government bonds	—	—	—
	Municipal government bonds	—	—	—
	Corporate bonds	4,708	4,783	74
	Other	—	—	—
	Subtotal	4,708	4,783	74

Securities with fair value not exceeding carrying amount	Japanese government bonds	—	—	—
	Municipal government bonds	—	—	—
	Corporate bonds	3,194	3,169	(24)
	Other	—	—	—
	Subtotal	3,194	3,169	(24)
Total		7,902	7,952	50

3.              Stock of subsidiaries and stock of affiliated companies (as of March 31, 2015)

(Unit: Million yen)

	Carrying amount	Fair value	Difference
Stock of subsidiaries	—	—	—
Stock of affiliated companies	—	—	—
Total	—	—	—

(Note)              Stock of subsidiaries and stock of affiliated companies whose fair value cannot be reliably determined are as follows:

(Unit: Million yen)

Carrying amount
Stock of subsidiaries	4,326
Stock of affiliated companies	—
Total	4,326

These stocks are not included in “Stock of subsidiaries and stock of affiliated companies” since there is no market price and their fair value cannot be reliably determined.

4.              Available-for-sale securities (as of March 31, 2015)

			(Unit: Million yen)

	Type	Carrying amount	Acquisition cost	Difference
Securities with acquisition cost exceeding carrying amount	Equity securities	64,764	32,184	32,579
	Debt securities	1,147,615	1,112,660	34,954
	Japanese government bonds	791,473	768,631	22,842
	Municipal government bonds	167,142	159,402	7,739
	Corporate bonds	188,999	184,626	4,372
	Other	312,315	298,556	13,758
	Foreign securities	280,659	271,313	9,345
	Subtotal	1,524,695	1,443,401	81,293

Securities with acquisition cost not exceeding carrying amount	Equity securities	1,078	1,224	(146)
	Debt securities	53,676	53,778	(101)
	Japanese government bonds	40,502	40,590	(87)
	Municipal government bonds	2,118	2,118	0
	Corporate bonds	11,055	11,069	(13)
	Other	40,324	41,092	(768)
	Foreign securities	29,271	29,451	(179)
	Subtotal	95,080	96,096	(1,016)
Total		1,619,775	1,539,498	80,277

(Note)              Available-for-sale securities whose fair value cannot be reliably determined are as follows:

(Unit: Million yen)

Carrying amount
Equity securities	1,255
Other	5
Total	1,261

These securities are not included in “Available-for-sale securities” since there is no market price and their fair value cannot be reliably determined.

5.              Held-to-maturity debt securities sold in the fiscal year (from April 1, 2014 to March 31, 2015)

Not applicable

6.              Available-for-sale securities sold in the fiscal year (from April 1, 2014 to March 31, 2015)

	(Unit: Million yen)

	Proceeds	Realized gains	Realized losses
Equity securities	5,972	2,012	(48)
Debt securities	204,756	752	(577)
Japanese government bonds	187,781	694	(576)
Municipal government bonds	—	—	—
Corporate bonds	16,974	57	(0)
Other	51,878	1,625	(91)
Foreign securities	42,096	1,080	(90)
Total	262,607	4,389	(717)

7.              Impairment of securities

Securities other than trading securities (excluding those whose fair value cannot be reliably determined) are recorded in the balance sheet at their fair value and the difference between the acquisition cost and the fair value is recognized as a loss for the fiscal year (impairment loss) if the fair value decreases materially below the acquisition cost and is deemed unlikely to recover to the acquisition cost.

There was no impairment loss for the fiscal year.

Impairment loss is automatically recognized if the fair value of the securities as of the end of the fiscal year has fallen by 50% or more compared with the acquisition cost.  Moreover, impairment loss would be recognized if the fair value of the securities as of the end of the fiscal year has fallen by at least 30%, but less than 50% compared with the acquisition cost, taking into account certain factors, such as the movement in fair value over a certain period in the past and/or the issuer’s credit standing.

(Money Held in Trust)

Money held in trust for trading (as of March 31, 2015)

		(Unit: Million yen)

	Carrying amount	Valuation difference credited to income
Money held in trust for trading	4,942	67

(Tax effect accounting)

1.              The breakdown of “Deferred tax assets” and “Deferred tax liabilities” by type is as follows:

(Unit: Million yen)

Deferred tax assets:
Reserve for possible loan losses	6,682
Reserve for retirement benefits	2,687
Depreciation	860
Loss on impairment of securities	1,308
Deferred gains or losses on hedges	2,642
Other	1,836
Subtotal	16,017
Valuation allowance	(2,187)
Total deferred tax assets	13,830
Deferred tax liabilities:
Valuation difference on available-for-sale securities	(24,908)
Reserve for reduction entry of real estate	(167)
Prepaid pension cost	(1,176)
Other	(32)
Total deferred tax liabilities	(26,284)
Net deferred tax liabilities	(12,454)

2.              The “Act on Partial Revision of the Income Tax Act, etc.” (Act No. 9 of 2015) and the “Act on Partial Revision of the Local Tax Act, etc.” (Act No. 2 of 2015) were promulgated on March 31, 2015, and corporation tax rates, etc., are to be lowered from the fiscal year commencing on and after April 1, 2015. Pursuant to the foregoing, the normal effective statutory tax rate used in the calculation of deferred tax assets and deferred tax liabilities shall be changed from the previous rate of 35.3% to 32.8% with respect to the temporary difference expected to be reversed in the fiscal year commencing on April 1, 2015, and to 32.0% with respect to the temporary difference expected to be reversed in the fiscal year commencing on and after April 1, 2016.  As a result of such tax rate changes, “Deferred tax liabilities” decreased by 1,320 million yen, “Valuation difference on available-for-sale securities” increased by 2,568 million yen, and “Income tax-deferred” increased by 975 million yen. In addition, “Deferred tax liabilities related to land revaluation” decreased by 503 million yen and “Revaluation reserve for land” increased by 503 million yen.

(Per-Share Information)

Net assets per share	1,290.80 yen
Net income per share	53.01 yen

Diluted net income per share is not disclosed because there are no potential common shares.

(Business Combinations, etc.)

Additional Information

Business integration between the Bank and Kagoshima Bank

The Bank and The Kagoshima Bank, Ltd. (Representative: Motohiro Kamimura, President (“Kagoshima Bank”)); the Bank and Kagoshima Bank shall be collectively referred to as the “Banks”) have resolved, at their respective board of directors’ meetings held on March 27, 2015: (i) to establish “Kyushu Financial Group , Inc.” a wholly owning parent company of the Banks (the “Joint Holding Company”) by way of share transfer (the “Share Transfer”) on October 1, 2015 (the “Effective Date”); and (ii) to establish an outline of the Joint Holding Company and the conditions, etc., of the Share Transfer on the condition that the approval of the general shareholders’ meetings of the Banks will be obtained and that the necessary licenses and permits will be obtained from the competent authorities, and thus, as of the same day, have entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan” as set forth below.

1.              Purpose of Business Integration through Share Transfer

(1)         Background and Purpose of Business Integration

The Banks, in serving their corporate missions as regional banks based in the Kyushu region, have been dedicating themselves to establishing stable revenue bases thanks to the strong patronage provided by the people living in each of the respective areas. However, in terms of future bank management, the Banks have recognized that they will be further required to respond to changes in the surrounding environment, including the coming population decrease and the transformation in the competitive landscape.

In view of such changes in the future environment and in order to realize “regional revitalization” by working together with the region as regional banks, the Banks determined it necessary to establish a solid management foundation with which the Banks would be able to further exert their presence in the Kyushu region with a strong focus on their respective local areas and to create a new expanded community-based business model. As the Banks have already announced in the November 10, 2014, press release regarding the “Basic Agreement Regarding Business Integration between The Higo Bank, Ltd. and The Kagoshima Bank, Ltd.,” the Banks entered into a basic agreement on November 10, 2014, to engage in consultations and discussions targeting a business integration through the establishment of a holding company, and since such time have engaged in consultations and discussions targeting the establishment of the Joint Holding Company through the Share Transfer scheduled to take place on October 1, 2015. As a result thereof, on March 27, 2015, the Banks have reached a final agreement regarding conducting the business integration “on an equal footing” between the Banks.

(2)         Method of Share Transfer and Contents of the Allotment in the Share Transfer

(i)        Method of Share Transfer

Based on the Share Transfer Plan, the Joint Holding Company plans to acquire all of the Banks’ issued and outstanding shares on or around October 1, 2015, and, in exchange for such shares, to allot new shares in the Joint Holding Company to shareholders of the Banks.

Please note that the above schedule or form of the business integration may change in the future in the course of engaging in the consultations and discussions towards the business integration.

(ii)     Contents of the Allotment in the Share Transfer (Share Transfer Ratio)

Company	Bank	Kagoshima Bank
Share Transfer Ratio	1	1.11

(Note 1)    Share allotment ratio

The Bank shareholders will receive one share of Joint Holding Company common stock for each share of the Bank’s common stock and the Kagoshima Bank shareholders will receive 1.11 shares of Joint Holding Company common stock for each share of Kagoshima Bank common stock. The total number of shares in the Joint Holding Company to be delivered to the shareholders of the Bank and the total number of shares in the Joint Holding Company to be delivered to the shareholders of Kagoshima Bank under the Share Transfer Plan will be approximately the same (“1:1”). The number of shares constituting one share unit of the Joint Holding Company will be 100 shares.

If there are any fractional shares less than one share in the common stock of the Joint Holding Company which must be delivered to the shareholders of the Banks as a result of the Share Transfer, the amount in proportion to such fractional portion less than one share shall be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act (Law No. 86 of July 26, 2005 (as amended); hereinafter the same shall apply) and the provisions of other related laws and regulations.

Please note that the above-mentioned share transfer ratio is subject to change through mutual consultation between the Banks if any material change occurs to, or if it is found that there is any event that will have a significant impact on the property condition or financial condition of the Bank or Kagoshima Bank during the period from the preparation date of the Share Transfer Plan to the formation date of the Joint Holding Company.

(Note 2)    Number of new shares to be delivered by the Joint Holding Company (planned)

463,407,669 shares of common stock

The above number is based on the total number of issued and outstanding shares of the Bank’s common stock as of December 31, 2014, i.e. 230,755,291 shares and the total number of issued and outstanding shares of Kagoshima Bank common stock as of December 31, 2014, i.e., 210,403,655 shares. Each bank plans to cancel its Treasury stock that it owns, to the extent practically possible, immediately before the Joint Holding Company acquires all of the Banks’ issued and outstanding shares (the “Record Time”). Accordingly, the amount of the Bank’s Treasury stock as of December 31, 2014, i.e., 256,172 shares and the amount of Kagoshima Bank Treasury stock as of December 31, 2014, i.e., 576,132 shares are excluded from the calculation of the above-mentioned numbers of new shares of common stock to be delivered by the Joint Holding Company.

If the amount of the Banks’ Treasury stock as of December 31, 2014, changes on or before the Record Time, such as where a shareholder of the Bank or Kagoshima exercises its right to demand such bank to repurchase such shareholder’s shares, the number of new shares to be delivered by the Joint Holding Company may change.

(Note 3)    Treatment of shares less than one share unit

The shareholders of the Banks who receive a fractional unit (a unit equals 100 shares) of Joint Holding Company common stock as a result of the Share Transfer will not be able to sell their fractional units on the Tokyo Stock Exchange, Inc. (“TSE”) or any other financial instruments exchange. The shareholders who hold such fractional units may compel the Joint Holding Company to repurchase their fractional units in accordance with the provisions of Article 192(1) of the Companies Act. In accordance with Article 194(1) of the Companies Act, the shareholders holding fractional units may compel the Joint Holding Company to offer for sale the number of shares necessary to achieve a whole unit with respect to shares for which they only have a fractional unit.

2.              Schedule

March 27, 2015 (Friday)

Resolution at the board of directors’ meeting regarding the Business Integration Agreement and Share Transfer Plan; entering into the Business Integration Agreement; and preparing the Share Transfer Plan

March 31, 2015 (Tuesday)	Reference date for annual general meeting of shareholders of the Banks

June 23, 2015 (Tuesday) (planned)	Annual general meeting of shareholders of the Banks for approval of the Share Transfer Plan

September 28, 2015 (Monday) (planned)	Delisting the shares of the Banks from the TSE and Fukuoka Stock Exchange (“FSE”)

October 1, 2015 (Thursday) (planned)	Registration of the incorporation of the Joint Holding Company (Effective Date) and listing of shares of the Joint Holding Company

Please note that the above schedule may change in the future depending upon the discussion between the Banks due to reasons, such as unforeseeable requirements arising in the course of implementing the Share Transfer.

3.              Company overview (as of end of December 2014)

	Trade name	The Higo Bank, Ltd.	The Kagoshima Bank, Ltd.

	Content of business	Ordinary banking business	Ordinary banking business

	Date of establishment	July 25, 1925	October 6, 1879

	Location of head office	13-5, Koyamachi 1-chome, Chuo-ku, Kumamoto-shi, Kumamoto prefecture	6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

	Representative	Takahiro Kai, President	Motohiro Kamimura, President

	Capital	18,128 million yen	18,130 million yen

	Number of issued shares	230,755 thousand shares	210,403 thousand shares

	Total assets (consolidated)	4,520,643 million yen	4,077,604 million yen

	Net assets (consolidated)	295,502 million yen	311,814 million yen

	Deposit balance (nonconsolidated)	4,009,093 million yen	3,595,059 million yen

	Loan balance (nonconsolidated)	2,656,231 million yen	2,636,657 million yen

	Fiscal year end	March 31	March 31

	Number of employees (nonconsolidated)	2,283	2,359

	Number of branches (including subbranches )	122	152

Results of operations	Fiscal year	FY ended March 2014	FY ended March 2014

	Ordinary income (consolidated)	86,004 million yen	79,030 million yen

	Ordinary income (consolidated)	19,904 million yen	14,646 million yen

	Net income (consolidated)	11,826 million yen	9,653 million yen

4.                  Status of the Newly Established Company in the Share Transfer

Trade name	Kyushu Financial Group , Inc.

Location of head office	6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

Location of headquarters	1, Renpeicho, Chuo-ku, Kumamoto-shi, Kumamoto prefecture

Representatives and officers (planned)	Chairman and Representative Director: Takahiro Kai	(currently, President of the Bank)

	President and Representative Director: Motohiro Kamimura	(currently, President of Kagoshima Bank)

	Director: Shiichiro Shimoyama	(currently, Representative Director and Senior Managing Executive Officer of the Bank)

	Director: Akihisa Koriyama	(currently, Senior Managing Director of Kagoshima Bank)

	Director: Tsuyoshi Mogami	(currently, Director and Managing Executive Officer of the Bank)

	Director: Hiroyuki Matsunaga	(currently, Director and General Manager of Corporate Planning Division of Kagoshima Bank)

	Director: Koji Tsumagari	(currently, Corporate Auditor of Kagoshima Bank)

	Director: Tooru Hayashida	(currently, Executive Officer and General Manager of General Planning Division of the Bank)

	Director: Katsuaki Watanabe	(currently, Senior Advisor of Toyota Motor Corporation)

	Director: Takejiro Sueyoshi	(currently, Special Advisor to UNEP Financial Initiative)

	Corporate Auditor: Toyonori Ueno	(currently, Director and Senior Managing Executive Officer of the Bank)

	Corporate Auditor: Satoru Motomura	(currently, Corporate Auditor of Kagoshima Bank)

	Corporate Auditor: Kenichi Sekiguchi	(currently, Special Advisor of Meiji Yasuda Life Insurance Company)

	Corporate Auditor: Katsuro Tanaka	(currently, Senior Managing Partner of TMI Associates)

	Corporate Auditor: Yuko Tashima	(currently, attorney)

(Note 1) Directors, Katsuaki Watanabe and Takejiro Sueyoshi, are outside directors as defined under Article 2(15) of the Companies Act.

(Note 2) Corporate auditors, Kenichi Sekiguchi, Katsuro Tanaka and Yuko Tashima, are outside corporate auditors as defined under Article 2(16) of the Companies Act.

Capital stock	36,000 million yen

Legal capital surplus	9,000 million yen

Fiscal year end	March 31

5.              Overview of Accounting in Connection with the Share Transfer

The purchase method of accounting is expected to be used since the Share Transfer is regarded as an acquisition under the Accounting Standards for Business Combinations. The amount of goodwill (or negative goodwill) arising as a result of the Share Transfer has not been determined at the present time.

Notes to Consolidated Financial Statements

Figures have been rounded down to the nearest million yen.

Subsidiaries and affiliated companies are as defined in Article 2, Paragraph 8 of the Banking Act and Article 4-2 of the Order for Enforcement of the Banking Act.

Basis of Presentation of Consolidated Financial Statements

(1)              Matters relating to scope of consolidation

(i)                  Number of consolidated subsidiaries: Seven

Names of consolidated subsidiaries:

Higin Lease Co., Ltd.

Higin Card Service Co., Ltd.

Higin Computer Service Co., Ltd.

Higin Capital Co., Ltd.

Higin Yodo Center Co., Ltd.

Higin Business Kaihatsu Co., Ltd.

Higin Jimu Service Co., Ltd.

(ii)               Number of nonconsolidated subsidiaries: Two

Names of nonconsolidated subsidiaries:

Higo Sango Chiiki Kasseika Limited Partnership for Investment

Higo Rokuji Sangyoka Limited Partnership for Investment

These nonconsolidated subsidiaries were excluded from the scope of the consolidated subsidiaries since such exclusion is immaterial to such an extent as it does not prevent reasonable judgment on the Bank group’s financial conditions and business performance in terms of their assets, ordinary income, net income (loss) (amount corresponding to the Bank’s equity position), retained earnings (amount corresponding to the Bank’s equity position), and accumulated other comprehensive income (amount corresponding to the Bank’s equity position).

(2)              Matters relating to application of equity method

(i)                  Number and names of nonconsolidated subsidiaries accounted for by the equity method:

Not applicable

(ii)               Number and names of affiliated companies accounted for by the equity method:

Not applicable

(iii)            Number of nonconsolidated subsidiaries not accounted for by the equity method: Two companies

Names of nonconsolidated subsidiaries not accounted for by the equity method:

Higo Sango Chiiki Kasseika Limited Partnership for Investment

Higo Rokuji Sangyoka Limited Partnership for Investment

(iv)           Number of affiliated companies not accounted for by the equity method: One company

Name of affiliated company not accounted for by the equity method:

Higo Kagoshima Chiiki Kasseika Limited Partnership for Investment

These nonconsolidated subsidiaries and this affiliated company were excluded from the scope of the consolidated subsidiaries and affiliated companies accounted for by the equity method since such exclusion has no material impact on the consolidated financial statements in terms of their net income (loss) (amount corresponding to the Bank’s equity position), retained earnings (amount corresponding to the Bank’s equity position), and accumulated other comprehensive income (amount corresponding to the Bank’s equity position).

(3)              Matters relating to fiscal year, etc., of consolidated subsidiaries.

The date of the consolidated financial statements of the subsidiaries is as follows:

March 31:	Seven subsidiaries

Summary of Significant Accounting Policies

(1)              Evaluation standard regarding trading assets/liabilities and recording standard regarding trading income/expenses

Trading transactions intended to take advantage of short-term fluctuations and arbitrage opportunities in interest rates, currency exchange rates, market prices of securities, and related indices (“Trading Purposes”) are recognized on a trade-date basis and recorded in the “Trading assets” or “Trading liabilities” items in the consolidated balance sheet.  Income and expenses generated on the relevant trading transactions are recorded in the “Trading income” or “Trading expenses” items in the consolidated income statement.

Securities and other monetary claims held for the Trading Purposes are stated at fair value as at the consolidated balance sheet date.  Derivative financial products, such as swaps, forward contracts, and option transactions, are stated at their fair values assuming that such transactions were terminated and settled as at the consolidated balance sheet date.

“Trading income” and “Trading expenses” include the interest received and interest paid during the consolidated fiscal year, the gains or losses resulting from any change in the value of securities, and other monetary claims between the beginning and the end of the consolidated fiscal year and the gains and losses resulting from any change in the value of financial derivatives between the beginning and the end of the consolidated fiscal year, assuming they were settled as at the end of the fiscal year.

Consolidated subsidiaries have not carried out any transactions for the Trading Purposes or any transactions similar thereto.

(2)              Evaluation standard and evaluation method regarding securities

(a)                 Held-to-maturity debt securities are stated at amortized cost (straight-line amortization) as determined using the moving average method. Stocks of nonconsolidated subsidiaries or affiliated companies which have not been accounted for by the equity method are stated at cost as determined using the moving average method. Available-for-sale securities with market quotations are basically stated at the market prices prevailing on the consolidated balance sheet date (cost of sales of such securities is principally determined using the moving average method.); provided, however, that available-for-sale securities, the market quotations for which cannot be reliably determined, are stated at cost as determined using the moving average method. Valuation difference on available-for-sale securities, net of taxes, is reported in a separate component of net assets.

(b)                 Securities included in money held in trusts managed separately, the primary objective of which is to invest, are stated at fair value.

(3)              Evaluation standard and evaluation method regarding derivatives

Derivatives other than those for the Trading Purposes are stated at fair value.

(4)              Depreciation of fixed assets and intangible assets

(i)                 Fixed assets

Depreciation of fixed assets owned by the Bank is computed using the declining-balance method, while the straight-line method is applied to buildings (excluding accompanying facilities) acquired after April 1, 1998.

The useful lives of tangible fixed assets are principally as follows:

Buildings: 20 to 50 years

Other fixed assets: 5 to 20 years

As a general rule, depreciation of fixed assets owned by consolidated subsidiaries is computed using the declining-balance method over the estimated useful lives of the assets.

(ii)              Intangible assets

Depreciation of intangible assets is computed using the straight-line method. Costs of computer software obtained for internal use are amortized over the useful lives prescribed by the Bank and the consolidated subsidiaries (i.e., five years).

(5)              Recording standard regarding reserve for possible loan losses

“Reserve for possible loan losses” of the Bank is recorded in accordance with the prescribed internal write-off and provision standards as described below:

The reserve for claims on borrowers who are actually subject to legal bankruptcy proceedings, such as bankruptcy proceedings or special liquidations (“Bankrupt Borrowers”), and those who are virtually subject to bankruptcy proceedings (“Virtually Bankrupt Borrowers”) is provided based on the carrying amount after direct charge-off as stated below and after deduction of the amount expected to be collected through the disposal of collateral or through the execution of guarantees.  The reserve for claims on borrowers who are not currently bankrupt, but are likely to become bankrupt (“Borrowers in Danger of Bankruptcy”) is provided based on the amount considered necessary taking into account the overall solvency assessment of each borrower after deduction of the amount expected to be collected through the disposal of collateral or through the execution of guarantees. The reserve for claims on borrowers other than the above is provided based on the loan-loss rates calculated using the actual historical loss experience during a certain period in the past.

With respect to the claims on the Bankrupt Borrowers or the Virtually Bankrupt Borrowers with collateral or guarantees, the estimated uncollectible amount, which is computed by deducting the assessed amount of collateral and the amount expected to be collected through the execution of guarantees, has been directly charged off against claims. The charge-off amounted to 2,158 million yen.

All claims are assessed by the sales-related divisions based on the internal rules for the self-assessment of assets.  The asset examination division, which is independent from the sales-related divisions, examines these self-assessments.

With respect to the reserve for possible loan losses of the consolidated subsidiaries, a reserve for general claims is provided based on the amount considered necessary, taking into account the actual historical loss experience in the past, etc., and a reserve for specific claims, including those which are likely to be uncollectible, is provided based on the estimated uncollectible amount taking into account the collectibility of each respective claim.

(6)              Recording standard regarding reserve for directors’ bonuses

To provide for the payment of bonuses to officers (including executive officers), a “Reserve for directors’ bonuses” is provided in the estimated amount of bonuses to be paid to such officers, which is attributable to the consolidated fiscal year.

(7)              Recording standard regarding reserve for contingent losses

Under the joint responsibility system with governmental credit guarantee organizations, a “Reserve for contingent losses” is provided for possible future payments to such organizations in an amount deemed necessary on estimated losses in the future.

(8)              Recording standard regarding reserve for reimbursement of deposits

A “Reserve for reimbursement of deposits” is provided to cover the possible losses on future withdrawals of inactive deposits which have been derecognized as liabilities and recognized as income in an amount deemed necessary based on historical repayment experience and other factors.

(9)              Accounting method regarding retirement benefits

To calculate the “Employees’ retirement benefit obligations,” the Bank applies the benefit formula basis for the projected amount of employees’ retirement benefits to a period until the end of the consolidated fiscal year. Treatments of past-service costs and net actuarial gains or losses are as follows:

Past-service costs:

Past-service costs are amortized using the straight-line method over a certain number of years (10 years) within the average remaining service lives for employees in the consolidated fiscal year in which the difference is incurred.

Net actuarial gains or losses:

Net actuarial gains or losses are amortized in a proportional amount using the straight-line method over a certain number of years (10 years) within the average remaining service lives for employees from the consolidated fiscal year following the respective consolidated fiscal year in which the difference is incurred.

To calculate “Liability for retirement benefits” and “Retirement benefits costs,” the consolidated subsidiaries adopt a simplified method that recognizes employee retirement benefits in the amount payable at the end of the consolidated fiscal year as employee retirement benefit obligations.

(10)  Translation of foreign-currency-denominated assets and liabilities into Japanese yen

The Bank’s assets and liabilities denominated in foreign currencies are translated into Japanese yen at the exchange rates prevailing as at the date of the consolidated balance sheet.

No foreign currency assets or liabilities are owned by consolidated subsidiaries.

(11)  Leases

Revenues from finance lease transactions are recognized as sales and cost of sales at the time when lease payments are received.

(12)  Significant hedge accounting method

(a)              Hedge of interest rate risks

The Bank applies deferral hedge accounting to hedges of interest rate risk associated with financial assets and liabilities in accordance with the “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry” (Industry Audit Committee Report No. 24 issued by the Japanese Institute of Certified Public Accountants (“JICPA Industry Audit Committee Report No. 24”)).

Exceptional treatment for interest rate swaps is applied for certain assets and liabilities.

(b)              Hedge of foreign currency exchange risks

The Bank applies deferral hedge accounting to hedges of the risks arising from foreign-currency-denominated financial assets and liabilities due to the fluctuation of foreign exchange rates as described in the “Treatment for Accounting and Auditing of Application of Accounting Standards for Foreign Currency Transactions in the Banking Industry” (Industry Audit Committee Report No. 25 issued by the Japanese Institute of Certified Public Accountants). The Bank assesses the effectiveness of hedging instruments executed for reducing the risk of changes in currency exchange rates with currency swaps or foreign exchange swaps by verifying that foreign currency positions exists for the hedging instruments which correspond to the foreign currency monetary assets and liabilities to be hedged.

(13)       Consumption taxes

Transactions of the Bank and the consolidated subsidiaries which are subject to consumption tax and municipal consumption tax are recorded exclusive of such consumption taxes.

Change in Accounting Policies

(Application of “Accounting Standards for Retirement Benefits”)

From this consolidated fiscal year, the Bank has applied the “Accounting Standards for Retirement Benefits” (ASBJ Statement No. 26 of May 17, 2012) and the “Guidance on Accounting Standards for Retirement Benefits” (ASBJ Guidance No. 25 of March 26, 2015) in line with the provisions specified in the main text of Paragraph 35 of the Accounting Standards for Retirement Benefits and the main text of Paragraph 67 of the Guidance on Accounting Standards for Retirement Benefits.  The Bank has reviewed the calculation methods for retirement benefit obligations and service costs and switched from straight-line attribution to benefit formula for the period attribution for projected pension obligations.  In addition, the Bank has changed the method for determining the discount rate from a method based on the number of years that is an approximation of the average remaining service lives for employees with regard to the term of claims serving as a basis for determination of the discount rate to a method using a single weighted-average discount rate which reflects the expected period of payment of retirement benefits and the amount of retirement benefits for each expected period of payment.

With regard to the application of retirement benefit accounting standards, in accordance with the transitional provisions in Paragraph 37 of the Accounting Standard for Retirement Benefits, at the beginning of the consolidated fiscal year, the Bank adjusted its retained earnings to reflect the impact from changes to calculation methods for retirement benefit obligations and service costs.

As a result, at the beginning of the consolidated fiscal year, the “Liability for retirement benefits” increased by 693 million yen, “Asset for retirement benefits” increased by 171 million yen, and “Retained earnings” decreased by 337 million yen.

The effects of the factors mentioned above on income/losses for the consolidated fiscal year were insignificant.

Unapplied Accounting Standards, etc.

Accounting standards for business combinations and their incidental guidance (September 13, 2013)

(1)         Outline

The accounting standards and their incidental guidance have been revised mainly regarding (i) the treatment of changes in equity of subsidiaries held by a parent company which retains its control through additional acquisition, etc., of shares of subsidiaries; (ii) the treatment of acquisition-related costs; (iii) the treatment of provisional accounting; and (iv) the presentation of net income and change from minority interests to noncontrolling interests.

(2)         Date of application

The Bank applied the revised accounting standards and their incidental guidance from the beginning of the consolidated fiscal year commencing on April 1, 2015.

(3)         Effect of application of these accounting standards and their incidental guidance

The effect of the application of these accounting standards and their incidental guidance are currently being examined.

Notes

(Notes to Consolidated Balance Sheet)

1.              Total amount of stock and investments in affiliated companies (excluding stock of consolidated subsidiaries): 805 million yen.

2.              Among loans, bankruptcy loans are 550 million yen and past due loans are 44,800 million yen.

Bankruptcy loans mean nonaccrual loans which have no prospects for recovery or repayment of principal or interest due to such reasons as payment of principal or interest not having been received for a substantial period of time (excluding loans written-off (“Non-Accrual Loans”)) and for which circumstances apply as stipulated in Article 96, Paragraph 1, Item (iii), (a) through (e) or Article 96, Paragraph 1, Item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965).

Past due loans mean Non-Accrual Loans other than (i) bankruptcy loans and (ii) loans for which payments of interest are deferred in order to assist or facilitate the restructuring of borrowers in financial difficulties.

3.              Among loans, loans past due for three months or more are 22 million yen.

Loans past due for three months or more mean loans other than bankruptcy loans or past due loans for which payments of principal or interest are delinquent by three months or more, as calculated from the day following the contracted payment date.

4.              Among loans, restructured loans are 15,976 million yen.

Restructured loans mean loans on which contracts have been amended in favor of borrowers (e.g., reduction of or exemption from stated interest; deferral of interest payments; extension of maturity dates; and renunciation of claims) in order to assist or facilitate the restructuring of borrowers in financial difficulties.  Bankruptcy loans, past due loans, and loans past due for three months or more are not included.

5.              The total amount of bankruptcy loans, past due loans, loans past due for three months or more, and restructured loans is 61,350 million yen.

The amounts of loans stated in items 2 through 5 above are the amounts before deducting the amount of the “Reserve for possible loan losses” therefrom.

6.              “Bills discounted” are accounted for as financing transactions in accordance with the JICPA Industry Audit Committee Report No. 24. As for commercial bills discounted and foreign exchange bought which have been accepted due to the foregoing, the Bank is entitled to sell or repledge such bills without restriction and the total face value of such bills is 12,175 million yen.

7.              Assets pledged as collateral were as follows:

(Unit: Million yen)

Assets pledged as collateral:
Securities	153,121
Leases receivables and investment assets	2,830
Other assets	714
Liabilities related to assets pledged:
Deposits	34,236
Payable under securities lending transactions	74,894
Borrowed money	45,472

In addition, securities totaling 127,421 million yen were pledged as collateral for settlement of exchange.

Guarantee deposits of 365 million yen are included in “Other assets.”

8.              Commitment line agreements relating to overdrafts and loans represent agreements to allow customers to extend overdrafts or loans up to agreed amounts at the customer’s request as long as no violation against the conditions of the agreements exists.  Unused commitment lines under such agreements were 646,459 million yen.  Among these, commitment line agreements whose original maturity is within one year or for which the Bank can cancel at any time without any penalty amount to 620,727 million yen.

The amount of unexercised commitment lines does not necessarily affect the future cash flows of the Bank and the consolidated subsidiaries because most such agreements are terminated without being exercised.  Most of these agreements have provisions which stipulate that the Bank and the consolidated subsidiaries may deny extensions of loans or decrease the commitment line when there are certain changes in financial markets, certain issues in securing loans, or other reasonable circumstances. Upon providing such commitments, the Bank and the consolidated subsidiaries request collateral in the form of premises or securities as deemed necessary. In addition, the Bank and the consolidated subsidiaries monitor the financial condition of customers in accordance with their preestablished internal rules on a regular basis (semiannually) and take necessary measures, including revisiting the terms of commitments and other means, in order to prevent credit losses.

9.              Pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998), the Bank has revalued the land used for business purposes. Among the difference incurred from such revaluation, the amount equivalent to tax regarding the revaluation difference is accounted for in “Liabilities” as “Deferred tax liabilities related to land revaluation,” while the revaluation difference net of these deferred tax liabilities is accounted for in “Net assets” as “Revaluation reserve for land.”

Date of revaluation: March 31, 1999.

Revaluation method stipulated in Article 3, Paragraph 3 of the Act on Revaluation of Land:

The revaluation value was calculated by making reasonable adjustments to the price registered in the land tax ledger as stipulated in Article 2, Item 3 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998).

Difference between the total fair value as at the end of the consolidated fiscal year of the land used for business purposes that is subject to revaluation pursuant to Article 10 of the Act on Revaluation of Land, and the total carrying amount of the land after such revaluation: 11,674 million yen.

10.       Aggregated amount of accumulated depreciation of fixed assets: 35,492 million yen.

11.       Aggregated amount of advanced depreciation of fixed assets: 3,487 million yen.

12.       Among “Corporate bonds” in “Securities,” guarantee obligations on corporate bonds through private placement of securities (as specified in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) amount to 6,762 million yen.

(Consolidated statement of income)

“Other ordinary income” includes gains on sales of stocks and other securities in the amount of 2,532 million yen.

(Consolidated statement of changes in net assets)

1.                  Class and total number of outstanding shares and Treasury stock

(Unit: Thousands of shares)

	Number of stocks as at the beginning of the consolidated fiscal year	Increase in number of stocks in the consolidated fiscal year	Decrease in number of stocks in the consolidated fiscal year	Number of stocks as at the end of the consolidated fiscal year	Remarks
Outstanding stocks
Common stock	230,755	—	—	230,755
Treasury stocks
Common stock	228	36	0	264	(Note)

(Note)                       Increase in number of stocks due to purchases of stocks less than one unit and decrease in number of stocks due to requests for additional purchases of stocks less than one unit.

2.                  Dividends

(1)             Dividends paid during the consolidated fiscal year

(Resolution)	Class of shares	Total amount of dividends (million yen)	Amount per share (yen)	Record date	Effective date
General shareholders’ meeting held on June 25, 2014	Common stock	1,152	5.0	March 31, 2014	June 26, 2014
Board of directors’ meeting held on November 10, 2014	Common stock	1,152	5.0	September 31, 2014	December 9, 2014
Total		2,305

(2)             Dividends whose effective date falls after the last date of the consolidated fiscal year and whose record date falls during the consolidated fiscal year

(Resolution)	Type of shares	Total amount of dividends (million yen)	Source of dividends	Amount per share (yen)	Record date	Effective date
General shareholders’ meeting held on June 23, 2015	Common stock	1,382	Retained earnings	6.0	March 31, 2015	June 24, 2015

(Financial Instruments)

1.              Matters Relating to the Conditions of Financial Instruments

(1)         Bank policy for financial instruments

The main business of the Bank is procuring funds directly from deposits accepted from individual and corporate customers and from financial markets, including call money markets, and managing such funds in the form of loans and investments in securities. Moreover, the Bank is engaged in a variety of services related to financial instruments, including the trading of stocks and bonds associated with securities investment, as well as over-the-counter sales of public debt securities.

The Bank’s major means of raising funds is accepting customer deposits (including negotiable certificates of deposit). Deposits from individual customers in particular form a significant proportion of total deposits. In raising funds, the Bank actively solicits time deposits to ensure funding stability. Some funds are raised directly from financial markets using such means of funding as call money, as well as derivatives, including currency swaps and foreign repurchase transactions, as a means of raising foreign currency funds.

The Bank’s major means of operating funds is lending, followed by securities investment, such as in stocks and bonds. Loans are primarily provided to small- and medium-sized enterprises and individual customers in Kumamoto Prefecture; loans are also provided to the public sector and to large corporations outside the Prefecture. Securities investments are primarily investments in Japanese government bonds, municipal government bonds, and public debt securities. The Bank also invests in corporate bonds, stocks, foreign securities, and other financial instruments.

As mentioned above, the Bank holds substantial financial assets and liabilities that are subject to fluctuations in interest rates and prices. To protect itself from the negative effects of these fluctuations, the Bank practices Asset Liability Management (ALM).

In addition, some of the subsidiaries that engage in credit card business and lending activities raise funds from borrowing and some of the subsidiaries acquire, hold, and sell securities.

(2)         Nature and extent of risks arising from financial instruments

(i)    Financial assets

A significant proportion of the financial assets held by the Bank group is made up of loans which are primarily provided to domestic institutions and individual customers. Loans are subject to credit risks, which represent a loss on defaults caused by deteriorated credit of the borrowers. Additionally, fixed interest rate loans are subject to market risk and their fair value is exposed to the risk of fluctuations in market interest rates.

The second largest proportion of the financial assets held by the Bank group is made up of securities, which include domestic bonds, stocks, foreign bonds, and investment trusts. Securities held by the Bank group are subject to market risk and their fair value is exposed to the risk of fluctuations in variable risk factors, including interest rates, stock prices, and exchange rates. The Bank group is also subject to liquidity risks and their fair value is exposed to the risk of fluctuations in market prices. Some securities, such as stocks and bonds, are subject to credit risks, which represent a loss on defaults caused by deteriorated credit of the issuers.

(ii)          Financial liabilities

Deposits and marketable funds procured are subject to liquidity risks, which represent the outflow of deposits and an inability to raise needed funds caused by deteriorated credit of the Bank, as well as losses caused by having to make transactions under unfavorable conditions. Some of the Bank group companies raise funds by borrowing, which is, in turn, subject to liquidity risks.

In addition, funds procured at fixed interest rates are subject to market risks and their fair value is exposed to the risk of fluctuations in market interest rates.

(iii)       Derivatives

The derivative transactions conducted by the Bank include interest rate swaps and exchange or currency swaps. The Bank applies deferred hedge and specific matching criteria hedge accounting subject to special treatment of transactions undertaken as hedges against risk and evaluates hedge effectiveness on the basis of the market price fluctuation rate and the details of the contract. Derivative transactions are subject to credit risks associated with the default of the contract due to deterioration of the counterparty and market risks due to changing risk factors. The consolidated subsidiaries do not undertake derivative transactions.

(3)         Risk management for financial instruments

(i)             Basic risk management policy

The Bank positions risk management as an important business challenge and enhances its organization and system in order to manage risk in a rigorous manner. Through proper monitoring of various types of risk and appropriate management of risk by responding to changing financial conditions, the Bank maintains and enhances the financial soundness of the Bank group and establishes its business foundation.

(ii)          Detail of risks and risk management system

To enhance the risk management system, the Bank has instituted “Integrated Risk Management Rules” which define risk management policies each fiscal year for each type of risk - credit risk, market risk, and liquidity risk - and define the risk management organizations and corresponding authorities. With respect to risk management for operating divisions, such as divisions, sections, offices, branches, and Group companies, each headquarter division assumes functional responsibility for risk management of each type of risk. The Compliance and Risk Management Division assumes overall control for risk management of all banking-related risks and reports on the risk management status to the board of directors. In addition, the Internal Audit Division, which is independent of the Operating Divisions, audits the risk management functions in operating division and the business administration division and reports the results to the board of directors.

(iii)       Integrated risk management

The Bank manages integrated risks in order to grasp and combine the various types of risks together in an integrated manner and to manage such risks so that the overall volume of risk does not become too large for management to handle. In addition, the Bank has introduced a system for allocating risk capital within the range of shareholders’ equity as a provision against various types of risks and is taking steps to ensure sound management and to increase profitability and efficiency.

A.            Credit risk

To enhance the Bank’s credit risk management system, at its headquarters, the Loan Division and the Loan Administration Division have been separated from the Business Promotion Division and have been operating under a system of mutual checks and balances resulting in rigorous loan assessment and management. In addition, the Loan Division manages loan balances and the board of directors reviews the status of those balances so that loans are not biased to particular regions, businesses, companies, and groups.

A credit rating system has been introduced to accurately grasp the creditworthiness of customers and to refine its credit risk management. Credit rating is a basic credit risk management concept and forms the basis of self-assessment.

The Bank has established an independent self-assessment division that performs audits and is working to enhance its functions by giving it the ability to perform checks and balances at branches and through the Loan Division. Audits are carried out by its external auditors to confirm that its standards for in-house credit assessment are appropriate and that such standards are rigorously applied.

B.            Market risk

The Bank determines risk acceptance and risk hedge policies in the ALM committee based on interest rate forecasts and profit targets upon grasping the risks involved by methods, such as Value at Risk (VaR (maximum amount of loss assumed within the range of a certain retaining period and specific percentage )) to ensure stable profitability through precise market risk control.

In banking accounts and trading accounts, the financial instruments which are influenced by interest rate risks are deposits, loans and bills discounted, bonds and derivatives related to interest rates, and the financial instruments which are influenced by price volatility risks are stocks, mutual funds related to stocks and derivatives related to stocks. The Bank calculates VaR based mainly on the historical simulation method (a holding period of from 10 days to six months, a confidence interval of 99%, and an observation period of five years). As of March 31, 2015, VaR related to interest rate risks was 16,255 million yen and VaR related to stock price volatility risks was 18,005 million yen.

The Bank periodically performs back testing to validate VaR. However, VaR measures the amount of market risk by certain occurrence probabilities which are statistically calculated based on past market movements. Therefore, there are cases in which VaR cannot capture risks of an unprecedented scale. The Bank does not apply quantitative analysis to certain financial instruments which have only a slight effect considering the amount thereof, etc., or to financial instruments held by consolidated subsidiaries and affiliated companies.

C.            Liquidity risk

The department for managing liquidity risks grasps and analyzes the use of funds on a daily, weekly, and monthly basis and performs simulations on the scheduled amount of sources of funds. In addition, in order to provide for contingencies, the Bank implements a three-phased system of cash management, depending on the relative tightness of its cash position, so that it can swiftly respond to any situation. The Bank has also established action plans and a reporting system.

(4)         Supplemental explanation for fair value of financial instruments

Fair values of financial instruments include market prices as well as reasonably calculated prices in cases where there are no market prices available. Since the calculations of the reasonably calculated prices are implemented under certain conditions and assumptions, the result of calculations would differ if such calculations were made under different conditions and assumptions.

2.              Fair values of financial instruments

Carrying amount, fair value, and their difference of financial instruments as of March 31, 2015, are shown below. Some instruments, such as unlisted stocks, whose fair values cannot be reliably determined, are not included in the table below

				(Unit: Million yen)

		Carrying amount		Fair value		Difference (negative)
(1)	Cash and due from banks	294,806		294,806		—

(2)	Securities
	Held-to-maturity debt securities	7,902		7,952		50
	Available-for-sale securities	1,620,417		1,620,417		—

(3)	Loans and bills discounted	2,669,577
	Reserve for possible loan losses (*1)	(19,778)
		2,649,799		2,677,306		27,507
	TOTAL ASSETS	4,572,926		4,600,483		27,557

(1)	Deposits	3,870,534		3,871,446		912
(2)	Negotiable certificates of deposit	326,004		326,072		67
(3)	Payables under securities lending transactions	74,894		74,894		—
(4)	Borrowed money	56,060		56,058		(2)
	TOTAL LIABILITIES	4,327,493		4,328,472		978

Derivatives (*2)
	For which hedge accounting is not applied	[9,487	]	[9,487	]	—
	For which hedge accounting is applied	[9,054	]	[9,054)		—
	Total	[18,542	]	[18,542	]	—

(*1) General reserve for possible loan losses and specific reserve for possible loan losses provided to loans and bills discounted have been deducted.

(*2) Derivatives recorded in “Trading assets,” “Trading liabilities,” “Other assets,” and “Other liabilities” are aggregated and shown herein. Assets and liabilities attributable to derivative contracts have been entirely offset and the net liability position as a consequence of offsetting is represented with square brackets.

(Note 1) Valuation method of financial instruments

Assets

(1)         Cash and due from banks

With regard to amounts due from banks without maturity and short-term (within one year) due from banks, as their fair value and carrying amounts are nearly identical, their carrying amounts are assumed as their fair value.

(2)         Securities

The fair value of equity securities is determined based on their prices quoted by securities exchanges. The fair value of bonds is determined based on their prices quoted by the exchanges or at the rates indicated by financial institutions handling these transactions for the Bank. The fair value of investment trusts is based on the base value publicly disclosed. In capital investments in investment partnerships after applying the fair value to those partnership assets that can be measured at fair value, the equivalent amount of equity in said fair value is recorded at the deemed fair value of the partnership assets.

The fair value of privately placed bonds guaranteed by the Bank is reasonably calculated using the same method as that described in “(3) Loans and bills discounted” accounted below.

For information pertaining to investment securities by holding purpose, please refer to “(Securities)”.

(3)         Loans and bills discounted

As loans bearing floating rates of interest reflect market rates of interest in the short term, unless credit conditions of the lending entity have changed significantly after lending the loans, their fair value and carrying amounts are nearly identical, so their carrying amounts are assumed as their fair value. Fixed-rate loans are segmented by loan type, internal rating and period, and their fair value is determined by discounting the total amount of principal and interest by the interest rate that consists of the swap rate and the credit spread and the assumed interest rate on new lendings of the same type.

The fair value of loans lent to Bankrupt Borrowers, Virtually Bankrupt Borrowers, or Borrowers in Danger of Bankruptcy are determined according to the current value of expected future cash flows or the amount of collateral that is expected to be recoverable and guarantee amounts that are determined to be recoverable. As these amounts are nearly identical to the carrying amounts after deducting the allowance for doubtful accounts, these amounts are assumed as their fair value.

For loans that are fully secured by collateral and that have no specified repayment term, as in terms of their expected repayment periods and interest conditions their fair value and carrying amounts are nearly identical, their carrying amounts are assumed as their fair value.

Liabilities

(1)         Deposits and (2) Negotiable certificates of deposit

For demand deposits, fair value is assumed as the amount to be paid when demanded on the consolidated balance sheet date (i.e., the carrying amounts). The fair value of time deposits is determined by segmenting such deposits by term and discounting future cash flows to their current value. The discount rate used is the rate of interest on new borrowings of the same type. As for time deposits in foreign currency which have a short deposit term (within one year), their fair values and carrying amounts are nearly identical, so their carrying amounts are assumed as their fair value.

(3) Payables under securities lending transactions

As their remaining term is short (within one year) and their fair value and carrying amounts are nearly identical, their carrying amounts are assumed as their fair value.

(4) Borrowed money

As borrowed money bearing floating rates of interest reflects market rates of interest in the short term, the credit conditions of the Bank and the consolidated subsidiaries have not changed significantly after lending the loans their fair value and carrying amounts are nearly identical, and their carrying amounts are assumed as their fair value. For those with fixed-rate interest, the fair value is determined by segmenting such borrowed money by term and discounting the total amount of principal and interest by the rate of interest on new borrowings of the same type. As for borrowed money which have a short repayment term (within one year), their fair value and carrying amounts are nearly identical, so their carrying amounts are assumed as their fair price.

Derivatives

Derivative transactions consist of interest rate-related transactions (interest rate futures, interest rate options, interest rate swaps, etc.), currency-related transactions (currency futures, currency options, currency swaps, etc.), share-related transactions (share index futures, share index options, etc.), debt security-related transactions (debt security futures, debt security options, etc.), and commodity-related transactions (commodities futures, commodities options, etc.) and their amounts are estimated by the amount at the exchanges, discounted cash flows, and option price calculation models, etc.

(Note 2) Carrying amounts of financial instruments whose fair value cannot be reliably determined are as follows, and are not included in “Assets (2) Securities” above, showing the fair value of financial instruments.

(Unit: Million yen)

Type	Carrying amount
Unlisted stocks (*1) (*2)	1,369
Other (*1)	5
Total	1,375

(*1.) Fair value of “Unlisted stocks” and “Other” is exempt from disclosure because they do not have a market price and their fair value cannot be reliably determined.

(*2.) There was no impairment loss for the fiscal year.

(Note 3) Scheduled redemption amount for claims and securities with contractual maturities after consolidated closing date

					(Unit: Million yen)

	1 year or less	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years to 7 years	Over 7 years to 10 years	Over 10 years

Money deposited	253,593	—	—	—	—	—

Securities

Held-to-maturity debt securities	881	3,708	3,006	146	159	—

Available-for-sale securities with maturity	77,475	418,183	569,377	167,183	117,977	147,671

Loans and bills discounted (*1)	348,365	430,853	360,579	293,620	285,173	613,818

Total	680,315	852,744	932,964	460,950	403,309	761,490

(*) Of “loans and bills discounted,” the portion whose timing of collection is unforeseeable, such as loans lent to Bankrupt Borrowers, Virtually Bankrupt Borrowers, or Borrowers in Danger of Bankruptcy amounting to 45,351 million yen and loans and bills without terms amounting to 291,815 million yen are not included in the above table.

(Note 4) Scheduled maturity amount for “Borrowed money” and other interest-bearing liabilities after consolidated closing date

					(Unit: Million yen)

	1 year or less	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years to 7 years	Over 7 years to 10 years	Over 10 years
Deposits (*)	3,723,521	129,130	15,374	985	1,521	—
Negotiable certificates of deposit	325,204	800	—	—	—	—
Payables under securities lending transactions	74,894	—	—	—	—	—
Borrowed money	45,917	8,989	1,153	—	—	—
Total	4,169,537	138,920	16,528	985	1,521	—

(*) “Demand deposits” are included in “1 year or less.”

(Securities)

In addition to “Securities” in the consolidated balance sheet, “Trading account securities” in “Trading Assets” is also included.

1.              Trading securities (as of March 31, 2015)

(Unit: Million yen)

Valuation difference credited to income
Trading securities	1

2.              Held-to-maturity debt securities (as of March 31, 2015)

			(Unit: Million yen)

	Type	Carrying amount	Fair value	Difference
Securities with fair values exceeding carrying amount	Japanese government bonds	—	—	—
	Municipal government bonds	—	—	—
	Corporate bonds	4,708	4,783	74
	Other	—	—	—
	Subtotal	4,708	4,783	74

Securities with fair values not exceeding carrying amount	Japanese government bonds	—	—	—
	Municipal government bonds	—	—	—
	Corporate bonds	3,194	3,169	(24)
	Other	—	—	—
	Subtotal	3,194	3,169	(24)
Total		7,902	7,952	50

3.              Available-for-sale securities (as of March 31, 2015)

			(Unit: Million yen)

	Type	Carrying amount	Acquisition cost	Difference
Securities with acquisition cost exceeding carrying amount	Equity securities	65,391	32,560	32,830
	Debt securities	1,147,615	1,112,660	34,954
	Japanese government bonds	791,473	768,631	22,842
	Municipal government bonds	167,142	159,402	7,739
	Corporate bonds	188,999	184,626	4,372
	Other	312,315	298,556	13,758
	Foreign securities	280,659	271,313	9,345
	Subtotal	1,525,322	1,443,777	81,544

Securities with acquisition cost not exceeding carrying amount	Equity securities	1,078	1,224	(146)
	Debt securities	53,682	53,784	(101)
	Japanese government bonds	40,502	40,590	(87)
	Municipal government bonds	2,118	2,118	(0)
	Corporate bonds	11,061	11,075	(13)
	Other	40,334	41,102	(768)
	Foreign securities	29,271	29,451	(179)
	Subtotal	95,095	96,111	(1,016)
Total		1,620,417	1,539,889	80,528

4.              Held-to-maturity debt securities sold in the consolidated fiscal year (from April 1, 2014 to March 31, 2015)

Not applicable

5.              Available-for-sale securities sold in the consolidated fiscal year (from April 1, 2014 to March 31, 2015)

		(Unit: Million yen)

	Proceeds	Realized gains	Realized losses
Equity securities	5,975	2,015	(48)
Debt securities	204,756	752	(577)
Japanese government bonds	187,781	694	(576)
Municipal government bonds	—	—	—
Corporate bonds	16,974	57	(0)
Other	51,878	1,625	(91)
Foreign securities	42,096	1,080	(90)
Total	262,611	4,392	(717)

6.              Impairment of securities

Securities other than trading securities (excluding those whose fair value cannot be reliably determined) are recorded in the consolidated balance sheet at their fair value and the difference between the acquisition cost and the fair value is recognized as a loss for the consolidated fiscal year (impairment loss) if the fair value decreases materially below the acquisition cost and is deemed unlikely to recover the acquisition cost.

There was no impairment loss for the fiscal year.

Impairment loss is automatically recognized if the fair value of the securities as of the end of the fiscal year has fallen by 50% or more compared to the acquisition cost. Moreover, impairment loss would be recognized if the fair value of the securities as of the end of the consolidated fiscal year has fallen by at least 30%, but less than 50% compared with the acquisition cost, taking into account certain factors, such as the movement in fair value over a certain period in the past and/or the issuer’s credit standing.

(Money Held in Trust)

Money held in trust for trading (as of March 31, 2015)

		(Unit: Million yen)

	Carrying amount	Valuation difference credited to income
Money held in trust for trading	4,942	67

(Tax effect accounting)

The “Act on Partial Revision of the Income Tax Act, etc.” (Act No. 9 of 2015) and the “Act on Partial Revision of the Local Tax Act, etc.” (Act No. 2 of 2015) were promulgated on March 31, 2015, and corporation tax rates, etc., are to be lowered from the consolidated fiscal year commencing on and after April 1, 2015.  Pursuant to the foregoing, the normal effective statutory tax rate used in the calculation of deferred tax assets and deferred tax liabilities shall be changed from the previous rate of 35.3% to 32.8% with respect to the temporary difference expected to be reversed in the consolidated fiscal year commencing on April 1, 2015, and to 32.0% with respect to the temporary difference expected to be reversed in the consolidated fiscal year commencing on and after April 1, 2016.  As a result of such tax rate changes, “Deferred tax assets” decreased by 34 million yen, “Deferred tax liabilities” decreased by 1,256 million yen, “Valuation difference on available-for-sale securities” increased by 2,583 million yen, and “Income taxes-deferred” increased by 1,018 million yen.  In addition, “Deferred tax liability for land revaluation” decreased by 503 million yen and “Revaluation reserve for land” increased by 503 million yen.

(Per Share Information)

Net assets per share	1,302.47 yen
Net income per share	55.91 yen

Diluted net income per share is not disclosed because there are no potential common shares.

(Business Combinations, etc.)

Additional Information

Business integration between the Bank and Kagoshima Bank

The Bank and The Kagoshima Bank, Ltd. (Representative: Motohiro Kamimura, President (“Kagoshima Bank”)); the Bank and Kagoshima Bank shall be collectively referred to as the “Banks”) have resolved, at their respective board of directors’ meetings held on March 27, 2015: (i) to establish “Kyushu Financial Group, Inc.” a wholly owning parent company of the Banks (the “Joint Holding Company”) by way of share transfer (the “Share Transfer”) on October 1, 2015 (the “Effective Date”); and (ii) to establish an outline of the Joint Holding Company and the conditions, etc., of the Share Transfer, on the condition that the approval of the general shareholders’ meetings of the Banks will be obtained and that the necessary licenses and permits will be obtained from the competent authorities, and thus, as of the same day, have entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan” as set forth below.

1.              Purpose of Business Integration through Share Transfer

(1)         Background and Purpose of Business Integration

The Banks, in serving their corporate missions as regional banks based in the Kyushu region, have been dedicating themselves to establishing stable revenue bases thanks to the strong patronage provided by the people living in each of the respective areas. However, in terms of future bank management, the Banks have recognized that they will be further required to respond to changes in the surrounding environment, including the coming population decrease and the transformation in the competitive landscape.

In view of such changes in the future environment and in order to realize “regional revitalization” by working together with the region as regional banks, the Banks determined it necessary to establish a solid management foundation with which the Banks would be able to further exert their presence in the Kyushu region with a strong focus on their respective local areas and to create a new expanded community-based business model. As the Banks have already announced in the November 10, 2014, press release regarding the “Basic Agreement Regarding Business Integration between The Higo Bank, Ltd. and The Kagoshima Bank, Ltd.,” the Banks entered into a basic agreement on November 10, 2014, to engage in consultations and discussions targeting a business integration through the establishment of a holding company, and since such time have engaged in consultations and discussions targeting the establishment of the Joint Holding Company through the Share Transfer scheduled to take place on October 1, 2015. As a result thereof, on March 27, 2015, the Banks have reached a final agreement regarding conducting the business integration “on an equal footing” between the Banks.

(2)         Method of Share Transfer and Contents of the Allotment in the Share Transfer

(i)           Method of Share Transfer

Based on the Share Transfer Plan, the Joint Holding Company plans to acquire all of the Banks’ issued and outstanding shares on or around October 1, 2015, and, in exchange for such shares, to allot new shares in the Joint Holding Company to shareholders of the Banks.

Please note that the above schedule or form of the business integration may change in the future in the course of engaging in the consultations and discussions towards the business integration.

(ii)        Contents of the Allotment in the Share Transfer (Share Transfer Ratio)

Company	Bank	Kagoshima Bank
Share Transfer Ratio	1	1.11

(Note 1)              Share allotment ratio

The Bank shareholders will receive one share of Joint Holding Company common stock for each share of the Bank’s common stock and the Kagoshima Bank shareholders will receive 1.11 shares of Joint Holding Company common stock for each share of Kagoshima Bank common stock. The total number of shares in the Joint Holding Company to be delivered to the shareholders of the Bank and the total number of shares in the Joint Holding Company to be delivered to the shareholders of Kagoshima Bank under the Share Transfer Plan will be approximately the same (“1:1”). The number of shares constituting one share unit of the Joint Holding Company will be 100 shares.

If there are any fractional shares less than one share in the common stock of the Joint Holding Company which must be delivered to the shareholders of the Banks as a result of the Share Transfer, the amount in proportion to such fractional portion less than one share shall be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act (Law No. 86 of July 26, 2005 (as amended); hereinafter the same shall apply) and the provisions of other related laws and regulations.

Please note that the above-mentioned share transfer ratio is subject to change through mutual consultation between the Banks if any material change occurs to, or if it is found that there is any event that will have a significant impact on the property condition or financial condition of the Bank or Kagoshima Bank during the period from the preparation date of the Share Transfer Plan to the formation date of the Joint Holding Company.

(Note 2)              Number of new shares to be delivered by the Joint Holding Company (planned)

463,407,669 shares of common stock

The above number is based on the total number of issued and outstanding shares of the Bank’s common stock as of December 31, 2014, i.e., 230,755,291 shares and the total number of issued and outstanding shares of Kagoshima Bank common stock as of December 31, 2014, i.e., 210,403,655 shares. Each bank plans to cancel its Treasury stock that it owns, to the extent practically possible, immediately before the Joint Holding Company acquires all of the Banks’ issued and outstanding shares (the “Record Time”). Accordingly, the amount of the Bank’s Treasury stock as of December 31, 2014, i.e., 256,172 shares and the amount of Kagoshima Bank Treasury stock as of December 31, 2014, i.e., 576,132 shares are excluded from the calculation of the above-mentioned numbers of new shares of common stock to be delivered by the Joint Holding Company.

If the amount of the Banks’ Treasury stock as of December 31, 2014, changes on or before the Record Time, such as where a shareholder of the Bank or Kagoshima exercises its right to demand such bank to repurchase such shareholder’s shares, the number of new shares to be delivered by the Joint Holding Company may change.

(Note 3)              Treatment of shares less than one share unit

The shareholders of the Banks who receive a fractional unit (a unit equals 100 shares) of Joint Holding Company common stock as a result of the Share Transfer will not be able to sell their fractional units on the Tokyo Stock Exchange, Inc. (“TSE”) or any other financial instruments exchange. The shareholders who hold such fractional units may compel the Joint Holding Company to repurchase their fractional units in accordance with the provisions of Article 192(1) of the Companies Act. In accordance with Article 194(1) of the Companies Act, the shareholders holding fractional units may compel the Joint Holding Company to offer for sale the number of shares necessary to achieve a whole unit with respect to shares for which they only have a fractional unit.

2.              Schedule

March 27, 2015 (Friday)

Resolution at the board of directors’ meeting regarding the Business Integration Agreement and Share Transfer Plan; entering into the Business Integration Agreement; and preparing the Share Transfer Plan

March 31, 2015 (Tuesday)	Reference date for annual general meeting of shareholders of the Banks

June 23, 2015 (Tuesday) (planned)	Annual general meeting of shareholders of the Banks for approval of the Share Transfer Plan

September 28, 2015 (Monday) (planned)	Delisting the shares of the Banks from the TSE and Fukuoka Stock Exchange(“FSE”)

October 1, 2015 (Thursday) (planned)	Registration of the incorporation of the Joint Holding Company (Effective Date) and listing of shares of the Joint Holding Company

Please note that the above schedule may change in the future depending upon the discussion between the Banks due to reasons, such as unforeseeable requirements arising in the course of implementing the Share Transfer.

3.                  Company overview (as of end of December 2014)

	Trade name	The Higo Bank, Ltd.	The Kagoshima Bank, Ltd.

	Content of business	Ordinary banking business	Ordinary banking business

	Date of establishment	July 25, 1925	October 6, 1879

	Location of head office	13-5, Koyamachi 1-chome, Chuo-ku, Kumamoto-shi, Kumamoto prefecture	6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

	Representative	Takahiro Kai, President	Motohiro Kamimura, President

	Capital	18,128 million yen	18,130 million yen

	Number of issued shares	230,755 thousand shares	210,403 thousand shares

	Total assets (consolidated)	4,520,643 million yen	4,077,604 million yen

	Total net assets (consolidated)	295,502 million yen	311,814 million yen

	Deposit balance (nonconsolidated)	4,009,093 million yen	3,595,059 million yen

	Loan balance (nonconsolidated)	2,656,231 million yen	2,636,657 million yen

	Fiscal year end	March 31	March 31

	Number of employees (nonconsolidated)	2,283	2,359

	Number of branches (including subbranches )	122	152

Results of operations	Fiscal year	FY ended March 2014	FY ended March 2014

	Ordinary income (consolidated)	86,004 million yen	79,030 million yen

	Ordinary income (consolidated)	19,904 million yen	14,646 million yen

	Net income (consolidated)	11,826 million yen	9,653 million yen

4.              Status of the Newly Established Company in the Share Transfer

Trade name	Kyushu Financial Group, Inc.

Location of head office	6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

Location of headquarters	1, Renpeicho, Chuo-ku, Kumamoto-shi, Kumamoto prefecture

Representatives and officers (planned)	Chairman and Representative Director: Takahiro Kai	(currently, President of the Bank)

	President and Representative Director: Motohiro Kamimura	(currently, President of Kagoshima Bank)

	Director: Shiichiro Shimoyama	(currently, Representative Director and Senior Managing Executive Officer of the Bank)

	Director: Akihisa Koriyama	(currently, Senior Managing Director of Kagoshima Bank)

	Director: Tsuyoshi Mogami	(currently, Director and Managing Executive Officer of the Bank)

	Director: Hiroyuki Matsunaga	(currently, Director and General Manager of Corporate Planning Division of Kagoshima Bank)

	Director: Koji Tsumagari	(currently, Corporate Auditor of Kagoshima Bank)

	Director: Tooru Hayashida	(currently, Executive Officer and General Manager of General Planning Division of the Bank)

	Director: Katsuaki Watanabe	(currently, Senior Advisor of Toyota Motor Corporation)

	Director: Takejiro Sueyoshi	(currently, Special Advisor to UNEP Financial Initiative)

	Corporate Auditor: Toyonori Ueno	(currently, Director and Senior Managing Executive Officer of the Bank)

	Corporate Auditor: Satoru Motomura	(currently, Corporate Auditor of Kagoshima Bank)

	Corporate Auditor: Kenichi Sekiguchi	(currently, Special Advisor of Meiji Yasuda Life Insurance Company)

	Corporate Auditor: Katsuro Tanaka	(currently, Senior Managing Partner of TMI Associates)

	Corporate Auditor: Yuko Tashima	(currently, attorney)

(Note 1) Directors, Katsuaki Watanabe and Takejiro Sueyoshi, are outside directors as defined under Article 2(15) of the Companies Act.

(Note 2) Corporate auditors, Kenichi Sekiguchi, Katsuro Tanaka and Yuko Tashima, are outside corporate auditors as defined under Article 2(16) of the Companies Act.

Capital stock	36,000 million yen

Legal capital surplus	9,000 million yen

Fiscal year end	March 31

5.              Overview of Accounting in Connection with the Share Transfer

The purchase method of accounting is expected to be used since the Share Transfer is regarded as an acquisition under the Accounting Standards for Business Combinations. The amount of goodwill (or negative goodwill) arising as a result of the Share Transfer has not been determined at the present time.